Exhibit 99.1


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( BW)(WA-MUZAK-LIMITED) Muzak Agrees To Merge With ACN; Music Company To Join
With Its Largest Independent Franchisee

    Business Editors

    SEATTLE--(BUSINESS WIRE)--Feb. 1, 1999--Muzak Limited Partnership today announced it has entered into a definite merger agreement to be acquired by Audio Communications Network (ACN).

    Since 1992, Muzak has been controlled by affiliates of Centre Partners Management LLC, a New York-based private equity firm. Under terms of the agreement, Muzak will be merged with ACN, the largest independent franchisee of Muzak services in the United States, and a portfolio company of ABRY Broadcast Partners III, L.P. ABRY Broadcast Partners III, L.P. is managed by ABRY Partners, Inc., a Boston-based, private equity firm managing $825 million in equity capital and specializing in the media business.

    The consummation of the merger, which is expected to close in March 1999, is subject to a number of conditions, including completion of ACN's financing for the transaction. Upon consummation of the merger, ACN will change its name to Muzak, LLC.

    "We are excited about this merger, which offers Muzak many opportunities to continue to improve its client services and its growth," said Bill Boyd, Muzak's CEO.

    Consideration paid to Muzak's current owners in the transaction will be comprised of approximately $250 million of cash and the assumption of debt, in addition to a continuing ownership interest in ACN. The current owners of Muzak will retain equity interests in two unrelated Internet businesses.

    Through Audio Architecture, the art of capturing the emotional power of music and putting it to work for clients seeking to enhance their brand image, Muzak serves approximately 250,000 customer locations in the United States and 15 foreign countries; more than 80 million people hear it each day. The Seattle-based company delivers music, videos, messaging and sound system design through more than 200 sales and service locations.

     --30--RYG/se*

     CONTACT:  WHaM Communications
               Michael Kormanik, 206/223-1606
               Tamara Otto, 206/223-1606
               totto@whamcomm.com